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                                                            EXHIBIT 99.9



           AMENDMENT TO EMPLOYMENT AGREEMENT DATED FEBRUARY 25, 1994
           ---------------------------------------------------------


          THIS AGREEMENT dated as of July 26, 1995, (the "Agreement") between KEYSTONE FINANCIAL, INC., a Pennsylvania Corporation ("Keystone"), and DAVID S. PACKARD, an individual residing at R.D.#1, North Towanda Township, Towanda, Pennsylvania,


                             W I T N E S S E T H:
                             --------------------

          WHEREAS, Keystone and NATIONAL AMERICAN BANCORP, INC. ("NAB"), have executed an Agreement and Plan of Reorganization dated July 26, 1995, which provides for the merger of NAB with and into Keystone, which will be the surviving corporation (the "Merger").

          WHEREAS, Packard currently is employed as President and Chief Executive Officer of NAB and The First National Bank of Bradford County;

          WHEREAS, Packard entered into an employment agreement as of February 25, 1994, with NAB and the First National Bank of Bradford County (the "Employment Agreement");

          WHEREAS, Keystone and Packard desire to modify the Employment Agreement effective simultaneously with the closing of the Merger, all consistent with the terms of this Agreement;

          NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

          1.  Effective Date.   The effective date of this Agreement shall be
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the date of the Merger (the "Effective Date").

          2.  Life and Medical Insurance After December 31, 1998.  Packard
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releases Keystone from the obligation to provide any life, medical or other insurance to Packard or his spouse with respect to the period after December 31, 1998, and Keystone agrees to pay to Packard or his executor, administrator or assigns eight equal consecutive annual payments of $40,000 each on the first business day of each year from 1999 through 2006.

          3.  Life and Medical Insurance and Other Benefits Prior to January 1,
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1999. So long as Packard is employed by Keystone or any of its affiliates,
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Keystone agrees to provide to him the same package of benefits that it provides to similarly situated employees. Furthermore, upon termination for any reason other than for Cause as defined in the Employment Agreement, Keystone agrees to pay to Packard or his spouse an amount equal to the monthly COBRA insurance payment that would be available to Packard times the number of whole months between the date of termination and December 31, 1998.
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          4.  Stock Options/Life Insurance Agreements.  This Amendment shall not
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affect Packard's stock options issued under NAB's 1994 Employee Stock Option
Plan, nor the Life Insurance Agreements dated December 8, 1982 and October 1, 1985, as amended, between Packard and NAB.

          5.  Termination.  This Agreement shall terminate if the Merger is
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abandoned and the Agreement and Plan of Reorganization dated July 26, 1995 is terminated.

          6.  Conflict with Employment Agreement.  Except as provided herein,
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all the terms of the Employment Agreement remain in full force and effect.  If the terms of this Agreement shall be in conflict with or otherwise inconsistent with the terms of the Employment Agreement, the terms of this Agreement shall control.

          7.  Headings.  The headings and captions contained herein are for
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reference purposes only and do not constitute a part hereof.

          8.  Governing Law.  This Agreement shall be governed by and construed
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in accordance with laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws thereof.

          IN WITNESS WHEREOF, the parties hereto, have executed this Agreement as of the day and the year first above written.


Attest:                                    KEYSTONE FINANCIAL, INC.



        /s/  Ben G. Rooke            By  /s/ Carl L. Campbell
------------------------------------   ------------------------------------
             Ben G. Rooke,                   Carl L. Campbell,
             Secretary                       President & Chief Executive Officer



                                     By  /s/ David S. Packard
                                       ------------------------------------
                                             David S. Packard,
                                             An Individual

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